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Exhibit 9.1

Execution Version

SUPPORT AGREEMENT

        This SUPPORT AGREEMENT (this "Agreement"), dated as of May 19, 2014, by and among Cobham plc, a public limited company organized under the laws of England and Wales ("Parent"), Army Acquisition Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent ("Merger Sub"), VGG Holding LLC, a Delaware limited liability company (the "Stockholder"), and each of the Persons listed on Annex I hereto (such Persons listed on Annex I hereto, collectively, the "Significant Holders"). Capitalized terms used but not defined herein have the meanings assigned to them in that certain Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), by and among Parent, Merger Sub and Aeroflex Holding Corp., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 65,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") (all such Shares which are outstanding as of the date hereof and which may hereafter be acquired pursuant to acquisition by purchase, transfer, assignment, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction, being referred to herein as the "Subject Shares"), which shares represent approximately 76.28% of the outstanding voting power in the Company;

        WHEREAS, as of the date hereof, the Significant Holders collectively own equity interests in Stockholder representing 83.5% of the outstanding ownership interests in Stockholder;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement, a copy of which has been made available to Stockholder and the Significant Holders, which provides for, among other things, the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth therein; and

        WHEREAS, as a condition to Parent's and Merger Sub's willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder and the Significant Holders, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, Stockholder and the Significant Holders have agreed to, enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENTS OF STOCKHOLDER AND SIGNIFICANT HOLDERS

        1.1    Voting of Subject Shares.     Stockholder irrevocably and unconditionally agrees that Stockholder shall, and the Significant Holders shall cause Stockholder to, (x) not call, or cause the Company to call, any special meeting of the holders of Shares (or any adjournment thereof) and (y) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) or any action by written consent without a meeting of the holders of Shares, however called (each, a "Company Stockholders Meeting"):

          (a)   be present, in person or represented by proxy, or otherwise cause the Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Subject Shares may be counted for quorum purposes under applicable Law); and

          (b)   vote (or cause to be voted) with respect to all Subject Shares to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote:

              (i)  in favor of (1) the adoption of the Merger Agreement, (2) without limitation of the preceding clause (1), the approval of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Stockholders Meeting is held and (3) any other matter that could be reasonably expected to be in furtherance thereof submitted for a vote of the Company's stockholders, including, without limiting any of the foregoing obligations; and

             (ii)  against (1) any action (including any amendment to the Company's certificate of incorporation or bylaws, as in effect on the date hereof), agreement, understanding or transaction that Stockholder or a Significant Holder knows would or otherwise would reasonably be expected to, frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay, postpone or adversely affect the consummation of the transactions contemplated by the Merger Agreement, (2) any change in the majority of the board of directors of the Company, (3) any change in the capitalization of the Company or the Company's corporate structure, (4) any Acquisition Proposal and any action with the intention to further any Acquisition Proposal, (5) any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation, sale of a material amount of assets, winding up of or by the Company or any other extraordinary transaction involving the Company (other than the Merger), (6) any action, proposal, transaction or agreement, in each case, with the intention to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder or the Significant Holders under this Agreement or the Company under the Merger Agreement; and (7) any other action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any condition to the Merger to be satisfied.

          (c)   for so long as this Agreement remains in effect, not to deliver (or cause to be delivered) a written consent in favor of the matters set forth in clauses (1) through (7) of Section 1.1(b)(ii) above.

        1.2    No Inconsistent Agreements.     Stockholder and the Significant Holders hereby covenant and agree as follows: Stockholder has not, except for this Agreement, the Amended and Restated Loan Agreement, dated as of December 23, 2013, between Stockholder and Credit Suisse AG, Cayman Islands Branch (as successor in interest to Credit Suisse AG, New York Branch (the "Lender") (as in effect as of the date hereof, the "Loan Agreement"), the Amended and Restated Security and Pledge Agreement, dated as of December 23, 2013, between Stockholder and the Lender (as in effect as of the date hereof, the "Security and Pledge Agreement"), and except as may be explicitly permitted by Section 1.8(b) of this Agreement, (a) entered into, and shall not, and the Significant Holders shall cause Stockholder not to, enter into any voting agreement or voting trust with respect to the Subject Shares with respect to any of the matters described in Section 1.1(b) (the "Section 1.1(b) Matters"), (b) granted, and shall not, and the Significant Holders shall cause Stockholder not to, grant, a proxy, consent or power of attorney with respect to the Subject Shares with respect to any of the Section 1.1(b) Matters, or (c) taken, and shall not, and the Significant Holders shall cause Stockholder not to, take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of its obligations under this Agreement.

        1.3    No Proxies for, Transfer of or Encumbrances on Subject Shares.

          (a)   Except as provided hereunder, Stockholder shall not (nor shall it permit any Person under Stockholder's control to), and the Significant Holders shall cause Stockholder not to, directly or indirectly, (i) sell (including short sell), assign, transfer (including by operation of Law), give, tender, pledge, encumber, grant a participation interest in, hypothecate, dividend, distribute, enter into any derivative arrangement with respect to, or otherwise dispose of (including by gift) any of the Subject Shares (or any right, title or interest thereto or therein) or reduce the record or beneficial ownership of, interest in or risk relating to any of the Subject Shares (other than pursuant to the Loan Agreement or the Security and Pledge Agreement) (each, a "Transfer"); (ii) permit any Lien to be created on any of the Subject Shares (other than in connection with the Loan Agreement or the Security and Pledge Agreement); or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses of this Section 1.3(a) (other than pursuant to the Loan Agreement or the Security and Pledge Agreement). Except as set forth in Section 6.2 of the Merger Agreement or Section 1.8 of this Agreement, neither any of the Significant Holders nor the Stockholder shall, and each shall not permit any Person under its control or any of its or such Person's respective Representatives to, solicit, initiate or knowingly encourage, induce or facilitate any Transfer. Any Transfer in violation of this Section 1.3(a) shall be void ab initio. Without limiting the foregoing, neither the Significant Holders nor Stockholder shall take any other action that would reasonably be expected to restrict, limit or interfere in any material respect with the performance of Stockholder's or the Significant Holders' obligations hereunder or the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), Stockholder may Transfer the Subject Shares to any controlled Affiliate thereof, if such Affiliate transferee agrees in writing, in an instrument reasonably acceptable to Parent, to be bound by this Agreement to the same extent as Stockholder.

          (b)   Stockholder hereby authorizes Parent and Merger Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

        1.4    Stock Dividends, etc.     In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        1.5    Disclosure of Information.     The Significant Holders and Stockholder hereby (a) consent to and authorize the publication and disclosure by Parent or the Company of such Person's identity and record or beneficial ownership of Subject Shares, the nature of Stockholder's and the Significant Holders' commitments, arrangements and understandings under this Agreement and any other information, in each case, to the extent it is required to be disclosed by applicable Law in any press release, proxy statement, information statement, shareholder circular or any other disclosure document in connection with the Merger and the transactions contemplated by the Merger Agreement; and (b) agree promptly to provide Parent and the Company with any information that in the reasonable determination of Parent or the Company is required for inclusion in any such disclosure documents (provided that the foregoing shall not require Stockholder or any Significant Holder, as applicable, to disclose (i) any information, that in its reasonable judgment, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties; or (ii) any information that would, in its reasonable judgment, waive the protection of attorney-client privilege if Stockholder or such Significant Holder, as applicable, shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent hereby (x) consents to and authorizes the publication and disclosure by Stockholder, any Significant Holder or the Company of Parent's identity, the nature of Parent's commitments, arrangements and understandings under this Agreement and any other information, in each case, solely to the extent it is required to be disclosed by applicable Law in any press release, proxy statement, information statement, shareholder circular or any other disclosure document in connection with the Merger and the transactions contemplated by the Merger Agreement and (y) agrees promptly to provide Stockholder, any Significant Holder and the Company with any information that in the reasonable determination of such Person is required for inclusion in any such disclosure documents (provided that the foregoing shall not require Parent or Merger Sub to disclose (i) any information, that in the reasonable judgment of Parent, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties; or (ii) any information that would, in the reasonable judgment of Parent, waive the protection of attorney-client privilege if Parent shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent agrees to use commercially reasonable efforts to promptly notify Stockholder, the Significant Holders and the Company, and Stockholder and each Significant Holder agree to use commercially reasonable efforts to promptly notify Parent and the Company, in writing of any required corrections with respect to any information supplied by such Person specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Unless and until a Company Change of Recommendation or Parent Change of Recommendation has occurred (in each case, pursuant to the Merger Agreement) or in connection with Section 6.2(d) of the Merger Agreement, Stockholder and the Significant Holders, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with each other prior to making any public announcements with respect to this Agreement, the Merger Agreement, and the transactions contemplated hereby or thereby, and, to the extent practicable, shall not make any such public announcement prior to obtaining the non-disclosing party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be required to the extent prohibited by applicable Law.

        1.6    Irrevocable Proxy.     Stockholder hereby revokes (or agrees to cause to be revoked), and the Significant Holders shall cause Stockholder to revoke (or agree to revoke, as applicable), any proxies in respect of the Subject Shares given by Stockholder prior to the date hereof. Stockholder hereby irrevocably appoints, and the Significant Holders shall cause Stockholder to irrevocably appoint, Parent, and any individual designated in writing by Parent, and each of them individually, as attorney-in-fact (with full power of substitution) and proxy for and on behalf of Stockholder, for and in the name, place and stead of Stockholder, to: (a) attend any and all Company Stockholders Meetings; and (b) vote or issue instructions to the record holder to vote such Subject Shares in accordance with the provisions of Section 1.1 in connection with any such Company Stockholder Meeting; provided, however, that (i) Stockholder's grant of the proxy contemplated hereby shall be effective if, and only if, Stockholder has not delivered to the Secretary of the Company at least ten (10) business days prior to such meeting a duly executed proxy card, previously approved by Parent, voting the Subject Shares in the manner specified in Section 1.1 or in the event such proxy card has been thereafter modified or revoked or otherwise fails to provide evidence of Stockholder's compliance with its obligations under Section 1.1 in form and substance reasonably acceptable to Parent; and (ii) Stockholder and the Significant Holders hereby affirm that (A) the irrevocable proxy set forth in this Section 1.6, if it becomes effective pursuant to clause (i), is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement; and (B) this irrevocable proxy is coupled with an interest; (C) such irrevocable proxy, if it becomes effective pursuant to clause (i), is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware; and (D) the proxy set forth in this Section 1.6 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1. Parent (or its designee) agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Stockholder authorizes, and the Significant Holders shall cause Stockholder to authorize, such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Company.

        1.7    Waiver of Appraisal and Dissenters' Rights; Stockholder Litigation.     Stockholder hereby (i) irrevocably waives and agrees not to, and the Significant Holders agree to cause Stockholder not to, exercise or assert any rights of appraisal or similar rights under Section 262 of the Delaware General Corporation Law or other applicable Law in connection with the Merger Agreement and the transactions contemplated thereby and (ii) agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against (A) the Company or any of its directors, officers, employees, Affiliates or Representatives, relating to the negotiation, execution or delivery of the Merger Agreement or the consummation of the Merger, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or (2) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the transactions contemplated thereby; or (B) Parent or Merger Sub challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

        1.8    No Solicitations.

          (a)   Each of the Significant Holders and Stockholder agrees to comply with the obligations applicable to the Company's Representatives pursuant to Section 6.2(a) of the Merger Agreement as if it were a party thereto.

          (b)   Notwithstanding Section 1.8(a), solely to the extent the Company is permitted to take the actions set forth in Section 6.2 of the Merger Agreement with respect to an Acquisition Proposal and subject to the Significant Holders' and the Stockholder's having complied in all material respects with this Section 1.8 (provided that the Stockholder and the Significant Holders shall not have intentionally breached any covenant or agreement set forth in this Section 1.8), the Significant Holders and Stockholder and their respective Representatives may participate in any discussions or negotiations regarding such Acquisition Proposal with the Person making such Acquisition Proposal and otherwise take action to the extent the Company may take such action; provided that such action by the Significant Holders and Stockholder and their respective Representatives would be permitted to be taken by the Company pursuant to Section 6.2 of the Merger Agreement.

        1.9    Notice of Additional Shares and Acquisition Proposals.     Stockholder shall, and the Significant Holders shall cause Stockholder to, promptly (and in any event within thirty-six (36) hours) notify Parent in writing of (a) the number of Shares, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof (which, for the avoidance of doubt, shall be Subject Shares) and (b) receipt of any Acquisition Proposal (which notice shall include copies of any documents relating to such Acquisition Proposal).

        1.10    Further Assurances.     Each party agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party shall reasonably request and use commercially reasonable efforts to take, or cause to be taken, all reasonably necessary actions, consistent with applicable Laws and regulations, to perform, in a timely expeditious manner, their respective obligations under this Agreement.

        1.11    Notices of Certain Events.     Parent shall promptly notify Stockholder and each Significant Holder, and Stockholder and each Significant Holder shall promptly notify Parent, in writing of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, a material breach of any of the representations and warranties or covenants or obligations of such Persons set forth in this Agreement. If an Event of Default (as defined in the Loan Agreement) occurs at any time prior to the receipt of the Requisite Company Vote in accordance with the Merger Agreement, Stockholder agrees, and the Significant Holders shall cause Stockholder, to (1) promptly notify Parent in writing upon receipt of notice from Lender (as defined in the Loan Agreement) of such Event of Default and (2) cure such Event of Default promptly (but in any event before Lender forecloses on any of the Subject Shares).

 ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER AND THE SIGNIFICANT HOLDERS

        Stockholder and each Significant Holder hereby, severally as to itself only and not jointly, represent and warrant to Parent and Merger Sub as follows:

        2.1    Organization.     Stockholder and each Significant Holder is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization.

        2.2    Authorization.     Stockholder and each Significant Holder has full power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Stockholder and each Significant Holder of this Agreement and the consummation by Stockholder and each Significant Holder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder and each Significant Holder.

        2.3    Due Execution and Delivery; Binding Agreement.     This Agreement has been duly executed and delivered by Stockholder and each Significant Holder and, assuming the authorization, execution and delivery hereof by Parent, constitutes a valid and binding agreement of Stockholder and each Significant Holder enforceable against Stockholder and each Significant Holder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        2.4    No Violation.

          (a)   The execution, delivery and performance of this Agreement by Stockholder and each Significant Holder does not and will not (i) conflict with or violate any provision of its organizational documents or (ii) assuming compliance with Section 2.4(b), conflict with, result in any breach or violation of, or constitute a default (or an event which with or without notice, lapse of time or both would become a default) under any Contract to which Stockholder or a Significant Holder is a party or under any Law to which Stockholder or a Significant Holder is subject, except, in the case of clause (ii), for any of the foregoing that, individually or in the aggregate would not and would not reasonably be expected to, restrict, prevent or delay in any material respect the performance by Stockholder or such Significant Holder, as applicable, of its obligations under this Agreement.

          (b)   No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other Person is required by or with respect to Stockholder or a Significant Holder in connection with the execution and delivery of this Agreement by Stockholder and each Significant Holder or the performance by Stockholder and each Significant Holder of Stockholder's and each Significant Holder's obligations hereunder, except for (i) the filing with the SEC under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; and (ii) for any of the foregoing that, individually or in the aggregate would not and would not reasonably be expected to, restrict, prevent or delay in any material respect the performance by Stockholder or such Significant Holder, as applicable, of its obligations under this Agreement.

        2.5    Ownership of Subject Shares.     As of the date hereof, Stockholder is, and at all times during the term of this Agreement will be, the record and beneficial owner of, and has, and at all times during the term of this Agreement will have, good and marketable title to, the Subject Shares with no restrictions on Stockholder's rights of disposition pertaining thereto and free and clear of any Lien and proxy, except for any Liens arising pursuant to the express terms of this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" laws of the various states of the United States. Other than as provided in this Agreement, as of the date hereof, Stockholder has, and at all times during the term of this Agreement will have, with respect to the Subject Shares, the sole power, directly or indirectly, to vote, dispose of, exercise and convert, as applicable, such Subject Shares, and to demand or waive any appraisal rights or issue instructions pertaining to such Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and, as such, has, and at all times during the term of this Agreement will have, the complete and exclusive power to, directly or indirectly (a) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 1.6 hereof and (b) agree to all matters set forth in this Agreement. Except to the extent of any Subject Shares acquired, directly or indirectly, after the date hereof (which, for clarity, shall become Subject Shares upon that acquisition), the number of Shares owned by Stockholder referenced above are the only Shares owned beneficially or of record by Stockholder as of the date of this Agreement and, the Significant Holders do not, other than as are owned by Stockholder, directly or indirectly, own beneficially or of record any Shares. Other than the Subject Shares held by Stockholder (the number of which is set forth in the recitals to this Agreement), neither Stockholder nor any Significant Holder owns, directly or indirectly, beneficially or of record, any warrants, calls, options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company. Other than as provided in this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire, and neither Stockholder nor any Significant Holder has any contractual obligation to transfer, any of the Subject Shares.

        2.6    No Other Proxies.     None of the Subject Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, except as provided hereunder. Any and all proxies in respect of the Subject Shares given by such Stockholder prior to the date hereof are revocable.

        2.7    Absence of Litigation.     As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of Stockholder and the Significant Holders, threatened against, or otherwise affecting, Stockholder or any of Stockholder's or the Significant Holders' properties or assets (including the Subject Shares) that would reasonably be expected to impair in any material respect the ability of Stockholder and the Significant Holders to perform Stockholder's and the Significant Holders' obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        2.8    Opportunity to Review; Reliance.     Stockholder and each of the Significant Holders has had the opportunity to review the Merger Agreement and this Agreement with adequate counsel of such Person's own choosing. Stockholder and each of the Significant Holders understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Person's execution, delivery and performance of this Agreement.

        2.9    Finders' Fees.     Except for the arrangements with Goldman Sachs & Co. and Stifel, Nicolaus & Company, Incorporated disclosed to Parent and Merger Sub pursuant to the Merger Agreement, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Stockholder or a Significant Holder for which the Company, Parent or Merger Sub has or will have any responsibility.

        2.10    Loan Agreement and Security and Pledge Agreement.     Stockholder has, prior to the date hereof, made available to Parent complete and correct copies of the Loan Agreement and the Security and Pledge Agreement, and each as so made available is in full force and effect. Stockholder is not in breach or default under the Loan Agreement or the Security and Pledge Agreement, and neither Stockholder nor any Significant Holder has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default under the Loan Agreement or the Security and Pledge Agreement.

        2.11    Reliance by Parent and Merger Sub.     Stockholder and the Significant Holders understand and acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder's and the Significant Holders' execution and delivery of this Agreement and the representations and warranties of Stockholder and the Significant Holders contained herein. Stockholder and the Significant Holders understand and acknowledge that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Each of Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholder that:

        3.1    Organization.     Parent and Merger Sub are each a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization.

        3.2    Authorization.     Each of Parent and Merger Sub has full power and authority and has taken all action necessary in order to execute, deliver and, insofar as can be taken as of the date hereof, perform its obligations under this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub.

        3.3    Due Execution and Delivery; Binding Agreement.     This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the authorization, execution and delivery hereof by Stockholder and the Significant Holders, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

ARTICLE IV

MISCELLANEOUS

        4.1    Notices.     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or electronic mail) and shall be given (i) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (ii) if to Stockholder or the Significant Holders, to Stockholder's and the Significant Holders' address, facsimile number or electronic mail address set forth on a signature page hereto, or to such other address, facsimile number or email address as such party may hereafter specify for such purpose by notice to each other party hereto.

        4.2    Termination.     This Agreement shall terminate automatically, without any notice or other action by any Person, (a) upon the earlier of (i) termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time; (b) by the written agreement of the parties hereto to terminate this Agreement; or (c) at the option of Stockholder or a Significant Holder (but only with respect to Stockholder or such Significant Holder, as applicable), upon written notice by Stockholder or such Significant Holder to Parent from and after the effectiveness of any amendment, waiver or modification to the terms of the Merger Agreement that changes the form of, or decreases the amount of, the Per Share Merger Consideration from what is set forth in the Merger Agreement as in effect as of the date hereof, or that materially delays the timing of payment (from what is set forth in Section 4.2 of the Merger Agreement as in effect as of the date hereof). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve any party for liability for breach of this Agreement and (y) Section 1.7 the provisions of this Article IV, and any provision hereof related to the enforcement of any surviving rights under this Agreement shall survive any such termination of this Agreement.

        4.3    Amendments.     Subject to the provisions of applicable Laws, at any time prior to the termination of this Agreement in accordance with its terms, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

        4.4    Expenses.     Whether or not the Merger is consummated, and subject to the express terms of this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such costs or expenses.

        4.5    Binding Effect; Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and the Significant Holders shall cause Stockholder, and any assignee thereof, as applicable, to perform its respective obligations under this Agreement and shall be responsible for any failure of Merger Sub, Stockholder or such applicable assignee, as applicable, to comply with any representation, warranty, covenant or other provision required to be performed under this Agreement. Any purported assignment in violation of this Agreement is void.

        4.6    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a)   THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CHOICES OR CONFLICTS OF LAW (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, exclusively in the Chosen Courts, and in connection with claims (including counterclaims and defenses) arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 4.6, (v) waives any claim that this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts, and (vi) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.1 of this Agreement.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT

  SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.6(b).

        4.7    Counterparts; Effectiveness.     This Agreement may be executed in counterparts (including by facsimile, by electronic mail in "portable document format" (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail, .pdf or otherwise as authorized by the prior sentence) to the other parties.

        4.8    Entire Agreement; Third Party Beneficiaries.     This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

        4.9    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        4.10    Specific Performance.     The parties hereto agree that each of Parent and Merger Sub would be irreparably damaged in the event that Stockholder or any Significant Holder fails to perform any of Stockholder's or a Significant Holder's obligations under this Agreement. Accordingly, each of Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Stockholder or a Significant Holder and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

        4.11    Several Liability.     The obligations of Stockholder and each Significant Holder under this Agreement shall be several and not joint, and in no event shall a Significant Holder be liable for any breach of this Agreement by any other Significant Holder.

        4.12    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein. Nothing in this Agreement shall be interpreted as (a) obligating Stockholder to exercise any warrants, options, conversion of convertible securities or otherwise to acquire Common Stock; or (b) creating or forming a "group" with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

        4.13    No Impairment of Lender Rights.     Each of Parent and Merger Sub agree not to bring any claim, suit, action or any other proceeding seeking to assert that this Agreement impairs or modifies any rights or remedies of the Lender under the Loan Agreement or the Security and Pledge Agreement or otherwise applies to the Lender.

        4.14    Action by Stockholder Capacity Only.     Each of Parent and Merger Sub acknowledges that Stockholder and the Significant Holders have entered into this Agreement solely in their capacity as the record and/or beneficial owners of the Subject Shares. To the extent that any Stockholder's or any Significant Holder's Affiliate or designee is an officer or director of the Company, nothing herein shall limit or affect any actions taken by any such officer or director in their capacities as such, or require such Affiliate or designee to take any action, in each case, in such Affiliate's or designee's capacity as a director or officer of the Company, including to disclose information acquired solely in such Affiliate's or designee's capacity as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by such Affiliate or designee in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

        4.15    Interpretation.     Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The definitions contained in this Agreement (including those incorporated from the Merger Agreement pursuant to the first paragraph of this Agreement) are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

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        IN WITNESS WHEREOF, Parent, Merger Sub, Stockholder and each of the Significant Holders have caused this Agreement to be duly executed and delivered as of the date first written above.

COBHAM PLC
By:	/s/ BOB MURPHY
	Name:	Bob Murphy
	Title:	Chief Executive Officer
ARMY ACQUISITION CORP.
By:	/s/ SIMON NICHOLLS
	Name:	Simon Nicholls
	Title:	President

[Support Agreement Signature Page]

VGG HOLDING LLC
By:	/s/ RAMZI MUSALLAM
	Name:	Ramzi Musallam
	Title:	Authorized Signatory

VGG Holding LLC c/o Veritas Capital Fund Management, L.L.C. 590 Madison Avenue New York, New York 10022
Attention:	Ramzi M. Musallam
Facsimile:	(212) 688-9411
Email:	rmusallam@veritascapital.com

THE VERITAS CAPITAL FUND III, L.P.
By:	/s/ RAMZI MUSALLAM
	Name:	Ramzi Musallam
	Title:	Authorized Signatory

The Veritas Capital Fund III, L.P. c/o Veritas Capital Fund Management, L.L.C. 590 Madison Avenue New York, New York 10022
Attention:	Ramzi M. Musallam
Facsimile:	(212) 688-9411
Email:	rmusallam@veritascapital.com

[Support Agreement Signature Page]

AX HOLDING LLC
By:	/s/ RAMZI MUSALLAM
	Name:	Ramzi Musallam
	Title:	Authorized Signatory

AX Holding LLC c/o Veritas Capital Fund Management, L.L.C. 590 Madison Avenue New York, New York 10022
Attention:	Ramzi M. Musallam
Facsimile:	(212) 688-9411
Email:	rmusallam@veritascapital.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P.
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:	/s/ DAVID DOMINIK
	Name:	David Dominik
	Title:	Managing Director

Golden Gate Capital Investment Fund II, L.P. c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II, L.P.
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:	/s/ DAVID DOMINIK
	Name:	David Dominik
	Title:	Managing Director

Golden Gate Capital Investment Annex Fund II, L.P. c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL INVESTMENT FUND II (AI), L.P
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:	/s/ DAVID DOMINIK
	Name:	David Dominik
	Title:	Managing Director

Golden Gate Capital Investment Fund II (AI), L.P. c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL INVESTMENT ANNEX FUND II (AI), L.P.
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:	/s/ DAVID DOMINIK
	Name:	David Dominik
	Title:	Managing Director

Golden Gate Capital Investment Fund II (AI), L.P. c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL ASSOCIATES II-QP, LLC
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:	/s/ DAVID DOMINIK
	Name:	David Dominik
	Title:	Managing Director

Golden Gate Capital Associates II-QP, LLC c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GOLDEN GATE CAPITAL ASSOCIATES II-AI, LLC
By:	Golden Gate Capital Management II, LLC, its Authorized Signatory
By:	/s/ DAVID DOMINIK
	Name:	David Dominik
	Title:	Managing Director

Golden Gate Capital Associates II-AI, LLC c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

CCG AV, LLC—SERIES A
By:	Golden Gate Capital Management, LLC, its Authorized Signatory
By:	/s/ DAVID DOMINIK
	Name:	David Dominik
	Title:	Managing Director

CCG AV, LLC—Series A c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

CCG AV, LLC—SERIES C
By:	Golden Gate Capital Management, LLC, its Authorized Signatory
By:	/s/ DAVID DOMINIK
	Name:	David Dominik
	Title:	Managing Director

CCG AV, LLC—Series C c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

CCG AV, LLC—SERIES I
By:	Golden Gate Capital Management, LLC, its Authorized Signatory
By:	/s/ DAVID DOMINIK
	Name:	David Dominik
	Title:	Managing Director

CCG AV, LLC—Series I c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

CCG AV, LLC—SERIES E
By:	Golden Gate Capital Management, LLC, its Authorized Signatory
By:	/s/ DAVID DOMINIK
	Name:	David Dominik
	Title:	Managing Director

CCG AV, LLC—Series E c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 33rd Floor San Francisco, California 94111
Attention:	Prescott Ashe John Knoll
Facsimile No.:	(415) 627-1338
E-mail:	pashe@goldengatecap.com jknoll@goldengatecap.com

[Support Agreement Signature Page]

GS DIRECT, L.L.C.
By:	/s/ BRADLEY J. GROSS
	Name:	Bradley J. Gross
	Title:	Vice President

GS Direct, L.L.C. 200 West Street New York, NY 10282
Attention:	Bradley Gross
Facsimile No.:	(212) 357-5505
E-mail:	bradley.gross@gs.com

[Support Agreement Signature Page]

 Annex I

The Veritas Capital Fund III, L.P.
AX Holding LLC
Golden Gate Capital Investment Fund II, L.P.
Golden Gate Capital Investment Annex Fund II, L.P.
Golden Gate Capital Investment Fund II (AI), L.P.
Golden Gate Capital Investment Annex Fund II (AI), L.P.
Golden Gate Capital Associates II-QP, LLC
Golden Gate Capital Associates II-AI, LLC
CCG AV, LLC-Series A
CCG AV, LLC-Series C
CCG AV, LLC-Series I
CCG AV, LLC-Series E
GS Direct, L.L.C.

QuickLinks

  Exhibit 9.1
  Execution Version
SUPPORT AGREEMENT
RECITALS
ARTICLE I
AGREEMENTS OF STOCKHOLDER AND SIGNIFICANT HOLDERS
  1.1 Voting of Subject Shares.
  1.2 No Inconsistent Agreements.
  1.3 No Proxies for, Transfer of or Encumbrances on Subject Shares.
  1.4 Stock Dividends, etc.
  1.5 Disclosure of Information.
  1.6 Irrevocable Proxy.
  1.7 Waiver of Appraisal and Dissenters' Rights; Stockholder Litigation.
  1.8 No Solicitations.
  1.9 Notice of Additional Shares and Acquisition Proposals.
  1.10 Further Assurances.
  1.11 Notices of Certain Events.
ARTICLE II REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER AND THE SIGNIFICANT HOLDERS
  2.1 Organization.
  2.2 Authorization.
  2.3 Due Execution and Delivery; Binding Agreement.
  2.4 No Violation.
  2.5 Ownership of Subject Shares.
  2.6 No Other Proxies.
  2.7 Absence of Litigation.
  2.8 Opportunity to Review; Reliance.
  2.9 Finders' Fees.
  2.10 Loan Agreement and Security and Pledge Agreement.
  2.11 Reliance by Parent and Merger Sub.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
  3.1 Organization.
  3.2 Authorization.
  3.3 Due Execution and Delivery; Binding Agreement.
ARTICLE IV MISCELLANEOUS
  4.1 Notices.
  4.2 Termination.
  4.3 Amendments.
  4.4 Expenses.
  4.5 Binding Effect; Assignment.
  4.6 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
  4.7 Counterparts; Effectiveness.
  4.8 Entire Agreement; Third Party Beneficiaries.
  4.9 Severability.
  4.10 Specific Performance.
  4.11 Several Liability.
  4.12 No Ownership Interest.
  4.13 No Impairment of Lender Rights.
  4.14 Action by Stockholder Capacity Only.
  4.15 Interpretation.
  Annex I